UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 28, 2015

IXYS Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26124	77-0140882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1590 Buckeye Drive, Milpitas, California		95035
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-457-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of IXYS Corporation (the “Company”) approved a Sixth Amended Executive Employment Agreement, with a term ending July 31, 2018, pursuant to which Dr. Nathan Zommer, Chairman of the Board and Chief Executive Officer of the Company, will be paid salary at the rate of $525,000 per year and will be eligible for a performance bonus annually. Dr. Zommer shall be eligible for stock options and/or restricted stock grants, as determined by the Committee in its sole discretion.

Dr. Zommer’s employment agreement provides for health insurance, life insurance, a car and related expenses (or an allowance for such) and other benefits, as well as payments equal to eighteen months of salary and the cost of health insurance in the event of termination without cause. In the event of termination without cause or for good reason within one year following a change in control of the Company, Dr. Zommer will be entitled to a payment equal to three times his average annual cash compensation and acceleration of any unvested stock options, as well as certain other benefits. In the event of disability, Dr. Zommer shall receive up to 18 months of salary and certain benefits.

On August 28, 2015, the Committee approved a Third Amended Executive Employment Agreement, with a term ending July 31, 2018, pursuant to which Mr. Uzi Sasson, President and Chief Financial Officer of the Company, will be paid salary at the rate of $395,000 per year and will be eligible for a performance bonus annually. Mr. Sasson shall be eligible for stock options and/or restricted stock grants, as determined by the Committee in its sole discretion.

Mr. Sasson’s employment agreement provides for health insurance, life insurance, a car and related expenses (or an allowance for such) and other benefits, as well as payments equal to one month of salary for each year of service (not less than 12 months of salary and no more than 18 months of salary) and the cost of 18 months of health insurance in the event of termination without cause. In the event of termination without cause or for good reason within one year following a change in control of our company, Mr. Sasson will be entitled to a payment equal to two times his average annual cash compensation and acceleration of any unvested stock options, as well as certain other benefits. In the event of disability, Mr. Sasson shall receive up to 18 months of salary and certain benefits.

The employment agreements were signed by the parties on August 28, 2015 and were effective as of August 1, 2015.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company was held on August 28, 2015.
The final results for each matter submitted to a vote of stockholders at the Annual Meeting are as follows:

Each of the directors proposed by the Company for election was elected by the following votes to serve until the Company’s 2016 Annual Meeting of Stockholders or until his respective successor has been elected and qualified. The voting results were as follows:

Director Name	Votes For	Votes Withheld	Broker Non-Votes	Uncast
Donald L. Feucht	23,770,503	1,295,691	4,510,463	0
Samuel Kory	23,775,326	1,290,868	4,510,463	0
S. Joon Lee	23,852,203	1,213,991	4,510,463	0
Timothy A. Richardson	20,881,531	4,184,663	4,510,463	0
Uzi Sasson	21,600,886	3,465,308	4,510,463	0
James M. Thorburn	24,269,239	796,955	4,510,463	0
Kenneth D. Wong	24,629,950	436,244	4,510,463	0
Nathan Zommer	24,394,556	671,638	4,510,463	0

The stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers. The voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes	Uncast
24,443,727	489,292	133,175	4,510,463	0

The stockholders ratified the appointment of BDO USA, LLP as the Company’s independent public registered accounting firm for the Company’s fiscal year ending March 31, 2016. The voting results were as follows:

Votes For	Votes Against	Abstentions	Uncast
29,062,120	466,838	47,699	0

Item 8.01 Other Events.

On August 28, 2015, the Board of Directors of the Company approved a quarterly cash dividend of $0.04 per share of common stock, payable on September 28, 2015 to shareholders of record on September 14, 2015.

On August 28, 2015, the Board of Directors of the Company authorized a new stock repurchase program of up to 1,000,000 shares of its common stock. The repurchases can be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market through block trades or otherwise. The timing and amount of such repurchases will depend on market conditions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXYS Corporation

August 31, 2015	By:	/s/ Uzi Sasson

Name: Uzi Sasson
Title: President